Exhibit 2.0

AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of the 2nd day of December, 2004, by and between THE REPUBLIC CORPORATION, a Texas corporation (“Company”), and REPUBLIC MERGER CORP., a Texas corporation (“Interim Company”).

RECITALS

     WHEREAS, the Company is a Texas corporation, having authorized capital stock consisting of 750,000 shares of common stock, par value of $1.00 per share (“Company Stock”), of which 333,725 shares are currently outstanding;

     WHEREAS, the Interim Company is a Texas corporation, formed for the sole purpose of facilitating the merger transaction described herein and having authorized capital stock consisting of 1,000 shares of common stock, par value $1.00 per share (“Interim Company Stock”), all of which is currently issued and outstanding; and

     WHEREAS, the boards of directors of the Interim Company and Company deem it advisable and to the benefit of the Interim Company and Company and their respective shareholders that the Interim Company and the Company participate in a merger (“Merger”) in accordance with the provisions of the Texas Business Corporation Act (“TBCA”), pursuant to which the Interim Company shall merge with and into the Company and the separate corporate existence of the Interim Company shall cease.

     NOW, THEREFORE, in consideration of the premises and the mutual promises, covenants, and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

ARTICLE I
THE MERGER AND RELATED MATTERS

     1.01. The Merger.

               (a) Merger of the Interim Company and Company. Subject to the terms of this Agreement, at the Effective Time (as such term is defined in Section 1.04 hereof), the Interim Company shall be merged with and into the Company pursuant to the provisions of Article V et seq. of the TBCA.

               (b) Effects of the Merger. The Merger shall have the effects set forth in section 5.06 of the TBCA. Following the Merger, the Company shall continue in existence under the same legal name as it existed immediately prior to the Merger, and the separate corporate existence of the Interim Company shall cease. The offices and facilities of the Company immediately prior to the Merger shall be the offices and facilities of the Company following the Merger. At the Effective Time, all rights, title and interests to all assets of every kind and character owned by the Interim Company shall be allocated to and vested in the Company without reversion or impairment, without further act or deed and without any transfer or assignment, but subject to any existing liens or encumbrances thereon. At the Effective Time, all liabilities and obligations of the Interim Company shall be allocated to and vested in the Company.

               (c) Conversion of Company Stock. At the Effective Time by virtue of this Agreement and without any further action on the part of any holder:

                    (1) Each share of Company Stock owned of record as of the Effective Time (as defined herein) by a Qualified Shareholder (as such term is defined in Section 1.02 hereof) who is not a

Dissenting Shareholder (as such term in defined in Section 1.01(e) hereof) shall remain outstanding and continue at the Effective Time to represent one share of Company Stock; and

                    (2) Each share of Company Stock owned of record as of the Effective Time by a shareholder of the Company who is not a Qualified Shareholder and not a Dissenting Shareholder shall be canceled and converted into the right to receive $58.00 in cash payable in the form of a Company check.

               (d) Conversion of Interim Company Stock. At the Effective Time by virtue of this Agreement and without any further action on the part of any holder, each share of Interim Company Stock shall be canceled.

               (e) Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, a shareholder of the Company (“Shareholder”) may dissent from the Merger and exercise his or her appraisal rights pursuant to and subject to the provisions of Article 5.11 through 5.13 of the TBCA.

               (f) Articles of Incorporation and Bylaws. The articles of incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time, shall be unaffected by the Merger and shall remain in effect thereafter, unless and until amended or repealed as provided by applicable law.

               (g) Directors and Officers. The directors and officers of the Company immediately prior to the Merger shall continue as the directors and officers of the Company following the Merger, and each of such persons shall continue to hold office in the manner provided in the articles of incorporation and bylaws of the Company, as in effect at that time, or as otherwise provided by law.

               (h) Shareholder Approval. This Agreement shall be submitted to a vote of (i) the Shareholders at a meeting duly called by the board of directors of the Company as soon as is practicable following the execution hereof and (ii) the sole shareholder of the Interim Company. Upon approval by the requisite vote of the Shareholders and the approval of the sole shareholder of the Interim Company, this Agreement shall be made effective in the manner provided in Section 1.04 hereof.

     1.02. Qualified Shareholder. Except as provided below, a Qualified Shareholder is a Shareholder who: (i) either individually, or with his or her spouse, owns of record at least 250 shares of Company Stock, (ii) is eligible to be a shareholder of a corporation taxed pursuant to Subchapter S (“S Corporation”) of the Internal Revenue Code of 1986, as amended (“Code”) and executes and delivers to the Company that certain certificate of eligibility (“Certificate of Eligibility”), in the form provided by the Company, (iii) consents (along with his or her spouse) to the election by the Company to be taxed as an S Corporation (“Subchapter S Election”) by executing and delivering to the Company a Conformed Internal Revenue Service Subchapter S Corporation Election Form 2553 (“Election Form”), in the form provided by the Company, (iv) enters into (along with his or her spouse) and delivers to the Company that certain shareholders’ agreement (“Shareholders’ Agreement”), in the form provided by the Company, and (v) delivers any additional documentation, consents or certification that the Company may reasonably request to ensure the Company’s eligibility to qualify for federal income tax treatment under Subchapter S of the Code.

     For purposes of this Agreement and the determination of who is a Qualified Shareholder, the following limitations shall apply: If the record holder is a minor, he or she shall be deemed not to be a Qualified Shareholder. A trust described in section 1361(c)(2)(A)(ii) or (iii) of the Code shall be deemed not to be a Qualified Shareholder unless the trust is eligible to be a shareholder of an S Corporation under a provision of the Code other than section 1361(c)(2)(A)(ii), (iii) or (iv) of the Code. A trust described in section 1361(c)(2)(A)(iv) of the Code shall be deemed not to be a Qualified Shareholder. A Shareholder that is a trust described in section 1361(c)(2)(A)(v) of the Code having more than two “potential current beneficiaries,” as defined in section 1361(e)(2) of the Code, shall be deemed not to be a Qualified Shareholder. A Shareholder will be deemed not to be a Qualified Shareholder as to any shares of Company Stock that the Shareholder owns of record jointly with any person other than the Shareholder’s spouse. Shares of Company Stock held by a trust will be deemed not to be owned by a Qualified Shareholder unless (i) the trust, (ii) each person who is a deemed owner of the trust under the Code (and his or her spouse) and (iii) each beneficial owner of the trust (and his or her spouse) execute a signature page to the Shareholders’ Agreement. All shares held in “street name” shall be deemed to be held by a Shareholder who is not a Qualified Shareholder.

     In the event that a Shareholder would satisfy the requirements to be a Qualified Shareholder, except for the fact that the Shareholder does not own of record at least 250 shares of Company Stock, for purposes of satisfying this Agreement, the Shareholder shall also be deemed to own all other shares that the Shareholder owns beneficially in a trust that satisfies the requirements to be a Qualified Shareholder (except for the ownership minimum).

     The Company shall have the sole authority to determine whether a Shareholder is a Qualified Shareholder, and that determination, after consultation with counsel, shall be final and binding.

     1.03. Exchange Procedures.

               (a) As soon as practicable after the Effective Time, the Company (acting as exchange agent) or such other exchange agent as may be appointed by the Company, shall mail to each holder of record of one or more certificates which immediately prior to the Effective Time evidenced outstanding shares of Company Stock (“Certificate(s)”), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the certificates to the Company and which may contain such other terms as determined by the Company), and instructions for use in effecting the surrender of the Certificates in exchange for the cash consideration set forth in Section 1.01(c) hereof or for certificates with the additional legends as provided therefor by the Shareholders’ Agreement, as applicable.

               (b) Upon surrender to the exchange agent of a Certificate for cancellation, together with a properly completed and duly executed letter of transmittal and such other documents as may be required by the letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor the cash consideration set forth in Section 1.01(c) hereof or certificates with the additional legends as provided therefor by the Shareholders’ Agreement, as applicable.

               (c) The Company may withhold any amount otherwise due to a Shareholder pursuant to this Agreement or any future distribution with respect to Company Stock held by a Shareholder if such Shareholders fails to follow the exchange procedures set forth in this Agreement. No interest in respect of the cash consideration set forth in Section 1.01(c) or any other distribution will be paid or will accrue to holders of Certificates pursuant to the provisions of this Agreement or otherwise.

               (d) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Company, the posting by such person of a bond in such amount as the Company or the exchange agent, as applicable, may determine is necessary as indemnity against any claim that may be made against it with respect to such certificate, the Company or the exchange agent, as applicable, shall deliver in exchange for such lost, stolen or destroyed certificate the cash consideration set forth in Section 1.01(c) hereof or new Company certificates with the additional legends as provided therefor by the Shareholders’ Agreement, as applicable.

               (e) Notwithstanding the foregoing, none of the Company, Interim Company or any exchange agent shall be liable to any former Shareholder or holder of a Certificate for any amount delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar laws.

     1.04. Effective Time. The Merger will become effective in the manner set forth in the TBCA (“Effective Time”).

     1.05. Closing. The closing of the transactions contemplated by this Agreement shall take place at such time and place as the parties may mutually agree.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company, as of the Effective Time, hereby represents and warrants to Interim Company as follows:

     2.01. Corporate Organization, Authorization, etc. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas and has full corporate power and authority to conduct its business as it is now being conducted and to own or lease the properties and assets it now owns or holds under lease. The Company has full corporate power and authority to enter into this Agreement and, subject to the requisite approval of its Shareholders, to consummate the transactions contemplated herein. This Agreement has been duly executed and delivered by the Company and, subject to such approval, is a valid and binding agreement of the Company in accordance with its terms, subject to laws relating to creditors’ rights generally.

     2.02. Authorized and Outstanding Stock. The authorized capital stock of the Company consists of 750,000 shares of common stock, par value $1.00 per share. As of the date hereof, 333,725 shares of Company Stock were fully paid and outstanding. There are no unsatisfied preemptive rights with respect to the Company Stock.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE INTERIM COMPANY

     The Interim Company, as of the Effective Time, hereby represents and warrants to the Company that:

     3.01. Corporate Organization, Authorization, etc. The Interim Company is a Texas corporation and has full corporate power and authority to enter into this Agreement and, subject to the approval of its sole shareholder, to consummate the transactions contemplated herein. This Agreement has been duly executed and delivered by the Interim Company and, subject to such approval, is a valid and binding agreement of the Interim Company in accordance with its terms, subject to laws relating to creditors’ rights generally.

     3.02. Authorized and Outstanding Stock. The authorized capital stock of the Interim Company consists of 1,000 shares of common stock, par value $1.00 per share. As of the date hereof, all of the shares of Interim Company Stock is fully paid, validly issued and outstanding. There are no unsatisfied preemptive rights in respect of the Interim Company Stock.

ARTICLE IV
OBLIGATIONS PRIOR AND SUBSEQUENT TO EFFECTIVE TIME

     4.01. Filing Requirements. The Interim Company and the Company will promptly comply with all filing requirements that federal, state or local law may impose on the Interim Company or the Company with respect to this Agreement and the transactions contemplated hereby.

     4.02. Shareholder Approval. Promptly following the execution of this Agreement, the Company and Interim Company shall commence to take such actions as may be necessary to obtain requisite approval of this Agreement by the Shareholders of the Company and the sole shareholder of Interim Company, including, without limitation, the calling of a Shareholders’ meeting and the preparation of proxy or similar materials for a meeting of Shareholders to be held as soon as practicable.

     4.03. Further Assurances. Each party hereto agrees to execute and deliver such instruments and take such other actions as the other party may reasonably require in order to carry out the intent of this Agreement. Each party shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Merger in accordance with the terms and conditions of this Agreement.

ARTICLE V
CONDITIONS PRECEDENT

     5.01. Conditions to the Company’s Obligations. The obligations of the Company to effect the Merger are subject to the satisfaction of the following conditions, unless waived by the Company:

                    (a) Representations and Warranties. The representations and warranties of the Interim Company set forth in this Agreement shall be true and correct in all material as of the Effective Time.

                    (b) Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the Shareholders in accordance with applicable law.

                    (c) Performance of Obligations of the Interim Company. The Interim Company shall have performed all obligations and covenants required to be performed by it under this Agreement prior to the Effective Time.

                    (d) Approvals and Consents. All approvals of applications to public authorities, federal, state or local, and all approvals of private persons, the granting of which is necessary for the consummation of the Merger, for the prevention of the termination of any material right, privilege, license or agreement of, or any material loss or disadvantage to, or the withholding of which might have a material adverse effect on, the business, results of operations, prospects or financial condition of the Interim Company upon the consummation of the Merger, shall have been obtained.

     5.02. Conditions to the Interim Company’s Obligations. The obligations of the Interim Company to effect the Merger are subject to the satisfaction of the following conditions, unless waived by the Interim Company:

                    (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the Effective Time.

                    (b) Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the sole shareholder of the Interim Company in accordance with applicable law.

                    (c) Performance of Obligations of the Company. The Company shall have performed all obligations and covenants required to be performed by it under this Agreement prior to the Effective Time.

                    (d) Approvals and Consents. All approvals of applications to public authorities, federal, state or local, and all approvals of private persons, the granting of which is necessary for the consummation of the Merger, for the prevention of the termination of any material right, privilege, license or agreement of, or any material loss or disadvantage to, or the withholding of which might have a material adverse effect on, the business, results of operations, prospects or financial condition of the Company upon the consummation of the Merger, shall have been obtained, and all statutory waiting periods with respect thereto shall have expired.

ARTICLE VI
TERMINATION AND ABANDONMENT

     6.01. Right of Termination. Anything herein to the contrary notwithstanding, prior to the Effective Time, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time by the mutual consent in writing of the boards of directors of the Company and the Interim Company, whether before or after action thereon by the Shareholders.

     6.02. Effect of Termination. If this Agreement is terminated pursuant to this ARTICLE VI, the same shall be of no further force or effect and there shall be no liability by reason of this Agreement or the termination thereof on the part of the Interim Company, the Company or any of the directors, officers, employees, or agents, or shareholders of any of them, except as to any liability for breach of any duty, representation, warranty or obligation under this Agreement arising prior to the date of termination.

ARTICLE VII
MISCELLANEOUS PROVISIONS

     7.01. Amendment and Modification. To the fullest extent provided by applicable law, this Agreement may be amended, modified and supplemented by written agreement duly authorized by the boards of directors of the Interim Company and the Company at any time prior to the Effective Time; provided that Shareholder approval shall be required for any modification or amendment that alters or changes the amount or kind of consideration to be received in exchange for or on conversion of all or part of the shares of Company Stock.

     7.02. Waiver of Compliance. Any failure of the Interim Company or the Company to comply with any obligation, covenant, agreement or condition herein may be expressly waived (to the extent permitted under applicable law) in writing by the President of the Interim Company or the Company, as the case may be; provided, however, such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     7.03. Notices. All notices or communications required or permitted to be made hereunder shall be in writing, duly signed by the party giving such notice or communication and shall be by hand, by a nationally recognized overnight courier service, by registered or certified mail, postage prepaid, or by facsimile transmission, receipt confirmed, as follows (or at such other address for a party as shall be specified by like notice):

                    (a) if given to the Interim Company, at the Interim Company’s mailing address set forth below:

Republic Merger Corp.
5340 Weslayan
P.O. Box 270462
Houston, Texas 77277
Attention: President
Facsimile Number: (719) 846-9888

                    (b) if given to the Company, at the Company’s mailing address set forth below:

The Republic Corporation
5340 Weslayan
P.O. Box 270462
Houston, Texas 77277
Attention: President
Facsimile Number: (719) 846-9888

                    (c) if given to a shareholder of the Interim Company or the Company, at the address set forth on the books and records of the Interim Company or the Company, respectively.

     Where this Agreement provides for notice in any manner, such notice may be waived in writing by the person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by holders shall be filed with the secretary of the Interim Company or the Company, as applicable, but such notice shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

     All notices or communications shall be deemed delivered upon actual receipt thereof by the appropriate person if delivered by hand, upon the date of the receipt confirming the delivery if transmitted by facsimile, upon the next business day following deposit with a nationally recognized overnight courier service, or upon the third succeeding business day following deposit in the United States mail.

     7.04. Severability. If any provision of this Agreement, or the application thereof, shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. The parties further agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the invalid, illegal or unenforceable provision. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

     7.05. Attorneys’ Fees. If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or as a result of any other dispute, in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

     7.06. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the respective parties hereto without the prior written consent of the other parties; provided, no such consent shall be required for assignment by the Interim Company or the Company to a corporate affiliate. No such assignment shall relieve the Interim Company or the Company of its obligations hereunder.

     7.07. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF EACH OF THE PARTIES SUBJECT TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES. IN THE EVENT OF A DISPUTE INVOLVING THIS AGREEMENT, THE PARTIES IRREVOCABLY AGREE THAT VENUE FOR SUCH DISPUTE SHALL LIE IN ANY COURT OF COMPETENT JURISDICTION IN HOUSTON, TEXAS.

     7.08. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

     7.09. Headings. The headings of the sections of this Agreement are inserted for convenience of reference only and shall not affect the construction of this Agreement or any provision thereof.

     7.10. Entire Agreement. This Agreement, including the other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered all as of the day and year first above written.

THE REPUBLIC CORPORATION, a Texas corporation
By:	/s/ J.E. Eisemann, IV
J. E. Eisemann, IV, Vice President

REPUBLIC MERGER CORP., a Texas corporation
By:	/s/ J.E. Eisemann, IV
J. E. Eisemann, IV, President